Exhibit D

NON-OWNER OCCUPIED RESIDENTIAL LOAN UNDERWRITING GUIDELINES

Effective: December 1, 2012

Modified: December 20, 2018

CIRCLE OF WEALTH FUND II LLC

THESE NON-OWNER-OCCUPIED RESIDENTIAL LOAN UNDERWRITING GUIDELINES ARE CONFIDENTIAL AND PROPRIETARY. THEY ARE INTENDED FOR INTERNAL USE ONLY. DELIVERY OF THESE GUIDELINES TO ANYONE (INDIVIDUAL OR ENTITY) NOT EMPLOYED BY OR UNDER A CONFIDENTIALITY AGREEMENT WITH COGO CAPITAL IS STRICTLY PROHIBITED AND IS GROUNDS FOR IMMEDIATE TERMINATION.

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Table of Contents

Table of Contents	2
Article I. Introduction.	5
Article II. Loan Application Process	2
Article III. Loan Programs	2
Section 3.01 Loan Type	6
(a) Security	6
(b) Applicant	6
(c) Loan Purpose	6
(d) Interest Rates and Fees	6
(e) Loan Fees	6
(f) Loan Terms	6
(g) Interest only	6
(h) Lending Area	6
(i) Typical Loan to Value	6
(j) Minimum Loan Amount	7
Section 3.02 Applicant’s Loan Package	7
(a) Purchase Transaction	7
(b) Refinance Transaction	7
(c) Additional Documents – Loan Processing	8
Article IV. Underwriting the Applicant	8
Section 4.01 Applicant Eligibility	8
Section 4.02 Formation and Governing Documents	9
(a) Corporation	9
(b) Limited Liability Company	9
(c) IRA	10
(d) Trust	10
(e) Non-Profit	10
Section 4.03 Financial Condition	11
(a) Credit Report	11
(b) Bank Statements	11
(c) Tax Returns	11
(d) Liquid Reserves	12
Section 4.04 Capital and Reserve Requirements	12
Section 4.05 Payment Guaranty	13
Section 4.06 Source of Funds	13
Section 4.07 Borrower Resume	13
Section 4.08 Foreclosures and Bankruptcies	13
Section 4.09 Repeat Borrower Policy/Repeat Broker Policy	14
Section 4.10 Maximum Open Loans Policy	14
Article V. Underwriting the Property	14
Section 5.01 Non-Owner Occupied	14
Section 5.02 LTV	15
Section 5.03 Property(ies) Valuation	15
Section 5.04 Leases & Rent Roll	16
Section 5.05 Rehab	17
Section 5.06 Contractor Bids	18
Section 5.07 Title Report	18
Section 5.08	18
Section 5.09	18

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DISCLAIMER

This manual (“Manual”) sets out the underwriting policies, procedures, and guidelines for use by Circle of Wealth Fund III LLC (the “Company”). The Manual reflects current practices and requirements and may be amended periodically. All materials contained herein are the property of the Company. No part of this Manual may be photocopied, duplicated, or reproduced for any purpose without express, written consent of the Company.

For further information on the underwriting policies, procedures, and guidelines of the Company as contained in this Manual, please contact the Company at:

Circle of Wealth Fund III LLC

701 E Front St.

Coeur d’Alene, ID 83814

Phone: (800) 971-5988

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Article I. Introduction.

The Company funds a wide variety of loan products, while many of the products are not of a conventional nature, the loans must be sound and prudent based on the different characteristics and risks associated with each loan scenario. This Manual reflects the Company’s non-owner occupied residential property lending program, which is designed to provide real estate loans to investors on non-owner occupied one to four-unit residential properties. The investment loans are intended to be a first-mortgage-lien-specialty-lending asset. If loan applications submitted for purchase or re-finance meet the Company’s eligibility standards (“Guidelines”) and are deemed prudent as described in this Manual, the loan will be funded. The loan parameters and the adherence of the loan to the Guidelines determine a loan's eligibility for funding by the Company.

Generally, the Guidelines should be met for all loans submitted to the Company for funding. All loans will be fully reviewed for viability, eligibility, and collateral. Loans that do not meet all of the applicable Guidelines are not necessarily excluded from approval. The Company may review exceptions to the Guidelines on a case-by-case basis, provided that compensating factors exist and good business sense prevails. The Guidelines may be amended or supplemented by the Company from time to time by issuance of revised pages, or any other written statements. Any amendments or revisions will become effective on the date stated in the written statement or the date set forth on the amended Manual.

Article II. Loan Application Process.

Applications are accepted on a continuous basis and may be submitted via e-mail to a loan officer. An applicant (as used herein the term applicant will be referring to the individual or business entity that is seeking to become the borrower) must submit a completed loan application and provide the required documents necessary to determine eligibility. A loan officer will conduct an initial evaluation of the loan package and applicant against these Guidelines, and ensure that the loan package and application are not subject to any disqualifying factors. Once the loan officer has conducted an initial evaluation, the loan officer will deliver the initial package to the loan processing department. The loan processing department will obtain any follow-up documentation from the applicant, and supplement the loan package with additional information as discussed within this Manual. At such time, as the loan processing department is in possession of a complete loan file, the entire loan package will be submitted to the underwriting department for review. The underwriting team will review the loan application package and may request additional information prior to the denial or approval of the loan, and may attach certain conditions to the loan file. Any loan outside of these Guidelines shall be submitted to the Company’s Loan Committee for final denial or approval. Once a loan is approved or denied by the Company’s underwriting department or Loan Committee, the loan officer will notify the applicant of the decision.

Article III. Loan Programs.

The following represents a brief description of the Company’s non-owner occupied residential loan programs.

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Section 3.01 Loan Type. The Company arranges only business and commercial purpose loans. The Company shall not arrange any consumer loans or transactions (i.e. personal, family or household loans). All properties must be non-owner occupied at the time of funding and for the duration of the loan.

(a)	Security. All loans must be secured by first liens on the subject property. These may be called First Trust Deeds, First Deeds of Trust, or First Mortgages, depending on state regulations and customs. No junior lien positions may be accepted. Further, any encumbrances evidencing an obligation with priority ahead of Company must be eliminated prior to funding so that Company’s security is in first position.

(b)	Applicant. The applicant must be a properly formed, validly existing U.S. entity. Loans are not permitted to individuals or foreign entities.

(c)	Loan Purpose. The loan purpose must be for business and/or commercial purposes and not for personal, family or household use.

(d)	Interest Rates and Fees. The Company’s interest rates to applicants typically do not exceed 15% per annum, and loan origination points typically do not exceed 5% of the loan amount. Exact rates and fees for a specific transaction are determined following the Company’s risk assessment of the transaction. All loan fees must be paid at closing by the applicant. Some rates are capped by state law. The loan officer shall consult Company’s most recent state-by-state maximum interest and fee chart to confirm that the rates and fees do not exceed the state caps. See Exhibit C for Pricing.

(e)	Loan Fees. The applicant must pay an application fee at the time of submitting a loan. The application fee is $197 for the first guarantor and $97 for each additional guarantor. The applicant must also pay a processing/broker fee equal to a minimum amount of $997 per $300,000 of the loan amount per transaction, which must be paid at the time of closing. See Exhibit A for a chart detailing the loan fee examples.

(f)	Loan Terms. Typical loan terms range from six (6) months to 36 months.

(g)	Interest only. Loans provided by the Company are typically interest-only loans with the full principal due at maturity. Some longer-term loans may have an amortization schedule established by the Underwriter.

(h)	Lending Area. The specific states in which this loan program is available are the following states: AL, AK, AR, AZ, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MS, MO, MT, ND, NH, NJ, NM, NY, NC, OH, OK, PA, SC, TN, TX, UT, VA, WA, WV, WI, and WY. Loans are available in California through Cogo Capital Orange County, Inc. – California BRE License #: 01928542; NMLS #: 1051036. Loans are available in Arizona through Cogo Capital – Arizona Mortgage Broker License # 0950084.

(i)	Typical Loan to Value. Typical loan to value ranges from 50% to 70% with caps of 80% to 100% loan to cost.

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(j)	Minimum Loan Amount. Minimum loan amount is $30,000.

Section 3.02 Applicant’s Loan Package. The following represents the typical loan package requirements for the Company’s above-described loan program.

(a)	Purchase Transaction. If the applicant submitted an application to obtain a loan for a purchase transaction, the applicant must be able to provide the following documentation or information to the Company. The Company’s underwriting department will not begin underwriting the loan file until the Company is in possession of all necessary information.

(i)	Fully completed and executed loan application;
(ii)	Background Check (provided by an approved vendor);
(iii)	Tri-Merge Credit Report (provided by an approved vendor);
(iv)	Collateral Property DNA Report (if applicable);
(v)	Valid photo ID of borrowing entity’s authorized signatory and any guarantor;
(vi)	Signed Social Security Card and/or ITIN;
(vii)	Fully completed and executed Purchase and Sale Agreement;
(viii)	Executed real estate schedule sold and owned for borrower and guarantor;
(ix)	Applicant’s bank statements;
(x)	Previous Year Tax Returns or SSA-1099;
(xi)	Evidence for source of down payment, if applicable;
(xii)	Terms of seller carry-back financing, if applicable;
(xiii)	Recorded entity formation documents;
(xiv)	Governing documents of applicant entity;
(xv)	Federal Tax Identification Number and state identifying number;
(xvi)	Appraisal;
(xvii)	Insurance binder;
(xviii)	Flood Insurance binder (if located in flood zone);
(xix)	Flood Certificate;
(xx)	Preliminary title report;
(xxi)	Closing protection letter from vendor on company’s approved list;
(xxii)	Statement of Work, if applicable;
(xxiii)	Contractor bids, license, and insurance, if applicable;
(xxiv)	Draw schedule (if applicable);
(xxv)	Fully executed Zero Tolerance Fraud Policy form;

(b)	Refinance Transaction. If the applicant submitted an application to obtain a loan for a refinance transaction, the applicant must be able to provide the following documentation or information to the Company. The Company’s underwriting department will not begin underwriting the loan file until the Company is in possession of all necessary information.

(i)	Fully completed and executed loan application;
(ii)	Background Check (provided by an approved vendor);
(iii)	Tri-Merge Credit Report (provided by an approved vendor);
(iv)	Collateral Property DNA Report (if applicable);
(v)	Valid photo ID of borrowing entity’s authorized signatory and any guarantor;
(vi)	Signed Social Security Card and/or ITIN;
(vii)	Executed lease agreement(s) (if applicable);
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(viii)	Executed rent roll certificate (if applicable);
(ix)	Executed real estate schedule sold and owned for borrower and guarantor;
(x)	Applicant’s bank statements;
(xi)	Settlement statement/HUD from acquisition;
(xii)	Previous Year Tax Returns or SSA-1099;
(xiii)	Recorded entity formation documents;
(xiv)	Governing documents of applicant entity;
(xv)	Federal Tax Identification Number and state identifying number;
(xvi)	Appraisal;
(xvii)	Insurance binder;
(xviii)	Flood Insurance binder (if located in flood zone);
(xix)	Flood Certificate;
(xx)	Preliminary title report;
(xxi)	Closing protection letter from vendor on company’s approved list;
(xxii)	Statement of Work, if applicable;
(xxiii)	Contractor bids, license, and insurance, if applicable;
(xxiv)	Draw schedule (if applicable);
(xxv)	Fully executed Zero Tolerance Fraud Policy form;
(xxvi)	Formal Pay Off Valid through anticipated date of closing.

(c)	Additional Documents – Loan Processing. The following represents additional loan package documents that should be obtained by the Company’s loan processing department prior to submitting the full loan package to the Company’s underwriting department. The Company’s underwriting department will not begin underwriting the loan file until the Company’s processing department has obtained the following information (which is in addition to the information provided to the Company by the applicant).

(i)	Secretary of State’s website print out or Certificate of Good Standing for applicant that is an entity;
(ii)	Agent First Report;
(iii)	USPS report;
(iv)	UCC filing searches, if applicable.

If a loan processor submits a loan file to the underwriting team that is not inclusive of information identified above, the underwriting team shall return the loan file to the loan processor until the loan package is complete.

Article IV. Underwriting the Applicant.

Section 4.01 Applicant Eligibility. Applicant must be a properly formed, validly existing U.S. entity formed in any one of the 50 states or the District of Columbia. The Company may make an exception for certain individuals when extraordinary circumstances dictate an exception should be made. Exceptions to the applicant being an entity must be approved by either the Company’s legal counsel or the Loan Committee.

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Section 4.02 Formation and Governing Documents. The Applicant must produce the following documents regarding the entity:

(a)	Corporation.

(i)	Articles of Incorporation and Certificate of Existence/Good Standing.

▪	Recorded Articles of Incorporation are always required.
▪	Certificate of Good Standing (or equivalent) are required if available in the jurisdiction of corporate formation.

(ii)	Bylaws.

▪	Bylaws governing the day to day activities of an entity that is a corporation. Bylaws also outline who has the authority to execute documents on behalf of and bind the corporation.
•	A corporation is owned by shareholders
•	Shareholders elect a board of directors
•	The board of directors appoint the company’s officers
•	The signatory authority of the company’s officers should be set forth in the bylaws
▪	If borrowing entity does not have bylaws, an acceptable alternative is a corporate consent form executed by all shareholders designating an authorized signatory for purposes of the loan documents.
▪	If a corporation is owned by a single shareholder who also serves as the sole board member and sole officer of the corporation, the corporation may not have bylaws. In this instance, the Company will accept an affidavit signed at closing by the sole shareholder representing that he/she is the sole shareholder, sole director, sole officer and sole signatory authority.
▪	Bylaws or other satisfactory legal document must state percentage ownership of all shareholders totaling 100%.

(iii)	Non-Signing Owner Consent.

▪	Shareholders who have an ownership interest of less than 30% of the corporation and will not sign as a guarantor must provide a signed Consent Form in the form approved by Company.

(iv)	EIN Number.

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▪	Applicant must provide the Federal Tax Identification Number (EIN) for the entity. The Company requires the electronic or hard copy of form delivered from the IRS to verify the entity’s EIN.

(b)	Limited Liability Company.

(i)	Certificate of Formation / Articles of Formation/Articles of Organization and Certificate of Existence/Good Standing.

~~▪~~	Recorded Certificate of Formation or Articles of Formation or Articles of Organization (differs by state) is required.
▪	Certificate of Good Standing (or equivalent) are required if available in the jurisdiction of corporate formation.

(ii)	Operating Agreement.

▪	The operating agreement governs the day to day activities of a limited liability company. The operating agreement also outlines who has the authority to execute documents on behalf of and bind the entity
•	LLC’s typically are owned by members and managed by a manager. The members may or may not be the manager.
•	If the LLC is managed by a manager, typically, the members will not have the right to execute documents and bind the entity.
•	If the LLC is member-managed, then a specific percentage majority of the members will be required to execute documents and bind the entity. The operating agreement should set forth the degree or percentage of majority approval that is required.
▪	If borrowing entity does not have operating agreement, an acceptable alternative is a consent form executed by all known members designating an authorized signatory for purposes of the loan documents.
▪	If the LLC is owned by a single member, the entity may not have an operating agreement. In this instance, the Company will accept an affidavit signed at closing by the sole member representing that he/she is the sole member and the only person who has authority to execute on behalf of the entity.
▪	Operating Agreement or other satisfactory legal document must state percentage ownership of all members totaling 100%.

(iii)	Non-Signing Owner Consent.

▪	Members who have an ownership interest of less than 30% of the LLC and will not sign as a guarantor must provide a signed Consent Form in the form approved by Company.

(iv)	EIN Number.

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▪	Applicant must provide the Federal Tax Identification Number (EIN) for the entity. The Company requires the electronic or hard copy of form delivered from the IRS to verify the entity’s EIN.

(c) IRA

(i)	Real Estate Investment Authorization
(ii)	Action of Members designating authorized signer for above.
(iii)	At the discretion of the Company, IRA’s may have additional requirements.

(d) Trust

(i)        A Recorded Trust Registration Document is required.

(ii)        Non-Recorded, Non-Registered, and Non-Testamentary documents will not be accepted.

(iii)       At the Company’s discretion, additional trust documents may be required.

(e) Non-Profit

(i)         Recorded Organizational documents

(ii)        Letter documenting IRS 501(c)3 tax exemption status.

(iii)       Bylaws or other applicable governing documents.

(iv)       At the Company’s discretion, additional documents may be required.

(v)	Applicant must provide the Federal Tax Identification Number (EIN) for the entity. The Company requires the electronic or hard copy of form delivered from the IRS to verify the entity’s EIN.
(vi)	Company will only accept bank statements from the non-profit entity and will not accept personal bank statements.

Section 4.03 Financial Condition.

(a)	Credit Report and Disqualifying Factors. Credit Reports are required of each applicant. The company does not currently have a minimum required credit score but the credit score is a factor when pricing the loan. Refer to Exhibit C for pricing details. Credit Reports pulled by the Company are valid for 90 days. If the report is pulled by the company and the loan is in process or if another loan is started and closed within the 90-day period, only one report is needed. However, if the 90-day period expires prior to the closing date of any loan the Company, in its sole discretion, may require an additional credit report to be pulled and supplied to Underwriting for final approval. A 3rd party credit report will not be permitted to fulfill the credit report requirement.

If the applicant is an entity, the Company shall require a credit report on each owner (member if an LLC or shareholder if a corporation) who owns an interest exceeding 30% of the applicant entity and/or any guarantor of the loan. The company will average all mid-scores to calculate the credit score used in reference to pricing the loan.

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The Company will decline a loan if the credit report contains any of the following:

(i)       Bankruptcy or foreclosure within the previous 12 months

(ii)       Active federal or state tax lien(s) without a Federal or state approved payment plan and 6 months payment history

(iii)       Active child support lien(s) in default or subject to an enforcement action

(b)	Bank Statements. The applicant is required to supply the Company with the 2 most recent bank statements. In lieu of the 2 most recent bank statements, the applicant may provide a pdf of 60 days’ of the applicant’s bank account activity, which can be obtained online for certain banks, as long as the pdf details a running balance of the account. If the Company is unclear who the account owner is, the applicant may be asked to provide proof of ownership.

It is acceptable for a majority owner (30% + ownership interest) of the applicant entity to submit his/her/its bank statements to satisfy the above described requirement. This may also be required of all guarantors.

The Company uses the bank statements to evaluate the applicant’s financial conditions to determine whether the applicant has sufficient capital to satisfy the capital and reserve requirements discussed below. At the company’s discretion additional financial documents may be required.

(c)	Tax Returns – Prior year tax returns are required on all loans. Form 1040 will be required from each guarantor. If the entity is a multiple member partnership or a corporation that has been in existence > 1 year, then the 1065, 1120, and/or K-1may also be required.

The purpose of the tax returns is to help support the reasonableness of the applicant’s income as well as the measurement of the borrower’s financial responsibility.

AGI will not be used in determining the reasonability of the income.

If the prior year tax return is unavailable due to the application date being before file date of April 15 (individual) or March 15 (corporation/partnership) the 2-year prior will be accepted.

If the prior year tax return is unavailable due to an extension, the applicant will be required to submit a copy of the approved extension as well as the prior 1-year’s returns.

(d)   Liquid Reserves – Liquid reserves must be proven with the two (2) most recent account statements and can be comprised of the following Asset Types.

Asset or Account Type	Weight
1. Checking/Savings/Money Market Accounts	100%
2. Publicly traded stocks, bonds, and mutual funds	50%
3. Annuities	50%
4. Individual Retirement Accounts (IRAs), SEP or Keogh	50%, 100% if over age 60
5. 401(k) plans (net of any money borrowings against the plan)	50%
6. Trust Assets (must document right to access)	50%
7. Business funds (must have 100% ownership of entity or written notarized permission)	100%
8. Funds received from cash out loan	50%

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9. Non-vested or restricted stock	0%
10. Foreign currency	75%
11. Proven credit lines (for rehab reserve only)	50%

Section 4.04 Capital and Reserve Requirements. The Company requires the applicant demonstrate that he/she/it has sufficient capital to cover the following applicable costs and expenses:

•	Down Payment (for a purchase transaction);
•	10% of Construction / rehab costs AND 10% of Construction / rehab costs for any other open Rehab/Construction loan balances (if the property will be rehabbed);
•	Closing costs that exceed the loan amount (for all transactions);
•	Reserve requirement
o	3 months’ worth of interest only payment reserve (for all open loans with the Company); and

o          3 months’ worth of payment reserve for any second or third mortgage on the property, if applicable (for all open loans with the Company). Collectively, this reserve requirement shall be referred to herein as the “Reserve Requirement.”

The Company may allow the above requirements to be satisfied by either the applicant’s primary principal (30% + ownership interest), any individual guarantor, or a combination of assets of all guarantors in lieu of the applicant satisfying the above requirements.

To establish whether the applicant has sufficient cash to meet the Reserve Requirement, the applicant shall submit the most recent 2 months bank statements. The Company will subtract the cash to close and any other loan costs from the ending balance on the most recent statement and then average the remaining balance with the ending balance from the previous month statement, and that average should be sufficient to cover the Reserve Requirement. If the monthly average is insufficient to satisfy the reserve requirement, the LTV will not exceed 50%.

If the applicant is requesting a loan for a refinance transaction and the subject property is cash flowing as a result of being rented out, the Company shall only require that the applicant demonstrate sufficient cash flow for the property of 2-months Reserve Requirement as opposed to a 3-month Reserve Requirement. The purpose of this is for the Company to be able to verify the rental cash flow from the bank statements. If the cash flow is not verifiable by the 2 months of bank statements this exception is not met.

Section 4.05 Payment Guaranty. The Company shall require all owners (members if an LLC or shareholders if a corporation) who own an interest exceeding 30% of the applicant entity to execute a personal payment guaranty for repayment of the loan. Notwithstanding anything contained herein to the contrary, in the event that the applicant is a self-directed IRA or an entity that is owned by a self-directed IRA, and the owner of the self-directed IRA is prohibited under IRS rules from executing a personal guaranty, the applicant will need to find a 3rd party to guaranty the loan or the Company shall cap the loan to value at 50%.

Section 4.06 Source of Funds. If the applicant is using the applicant’s funds to (i) pay for closing

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costs; (ii) establish reserves; (iii) pay the down payment; or (iv) pay for the property rehab. The Company shall require the applicant to provide bank statements to demonstrate sufficient funds to cover items (i), (ii), (iii), and (iv).

If the applicant is using funds not sourced to an applicant’s bank account to (i) pay for closing costs;

(ii)   establish reserves; (iii) pay the down payment; or (iv) pay for the property rehab, the Company shall require that the party providing the funds necessary to pay any of the above expenses has sufficient capital necessary to pay those expenses. The Company shall require that the party providing the funds provide proof of sufficient capital by way of: (i) banks statements demonstrating the funds are set aside in a verifiable bank account; (ii) a verifiable receipt from an escrow company into which the funds have been deposited for purposes of holding the funds until the closing of the loan transaction; or (iii) any other verifiable means that demonstrates to the satisfaction of the Company’s underwriting department that the party paying any of the above expenses has sufficient capital to pay those expenses.

Section 4.07 Borrower Resume. The applicant shall submit an executed schedule of real estate owned detailing information about properties the applicant owns. If the applicant is an entity, the schedule of real estate will detail all properties that each principal owner (any person owning more than 30% of the applicant) owns and all properties that the entity owns. This schedule of real estate shall be on a form provided by the Company or a form that is acceptable to the Company.

In addition to the applicant’s current real estate holdings, the applicant must submit a schedule of real estate sold detailing past real estate investment properties that have been sold. In order to qualify for the increased LTV as outlined in the table contained in Section 5.05, the applicant must show executed purchase and sale HUDs to demonstrate the income earned on each sold transaction.

Section 4.08 Foreclosures and Bankruptcies. When the applicant submits a credit report for the applicant or any guarantor or the Company pulls a credit report for the applicant or any guarantor, and the credit report shows the applicant or any guarantor has had or is currently involved in any foreclosure action or bankruptcy proceeding, the applicant and/or guarantor shall be required to submit a letter of explanation for each instance of a foreclosure or bankruptcy on the applicant and/or guarantor’s credit report. Credit reports are used primarily for loan pricing rather than loan approval however the company may decline a loan based on the credit report if it contains foreclosure or bankruptcy within the last 12 months, or if it shows an active tax lien without a Federal or state approved payment plan and 6 months payment history, or active child support lien in default or subject to an enforcement action. The company will not originate a loan if any guarantor or borrowing entity has an active, not-discharged, bankruptcy proceeding.

Section 4.09 Repeat Borrower Policy/Repeat Broker Policy. The Company encourages repeat borrowers; however, if an applicant is a current borrower with one or more outstanding loans, and that applicant has failed to make a loan payment on or before the expiration of the applicable grace period provided for in the promissory note (the typical grace period is 5 days after the first day of each month) on any loan, the applicant will be precluded from obtaining an additional loan through the Company until such time as the loan or loans in which payments have not been made on or before the expiration of the applicable grace period are brought current.

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The Company may make an exception for an applicant who, within the last six (6) months, has made one or more loan payments on one or more loans between the 6th day of the month and the 30th/31st day of the month only with a majority consent of the Company’s lender committee and only after the applicant has submitted a letter of explanation regarding the time of the payments. If the Company makes an exception under this paragraph, the Company shall require that, prior to the funding of any new loan, the applicant pay any and all late fees and penalties which are then due and payable under any promissory note obtained through the Company.

The Company will not make exceptions for an applicant who, within the last six (6) months, has made any payment to the Company more than 30 days late.

Section 4.10 Maximum Open Loans Policy. The Company allows borrowers to have a maximum of 4 open loans at one time and of those 4 open loans only 1 may be a Rehab/Construction Loan. Upon the payoff of a loan the borrower is able to obtain a new loan, but only in accordance with the applicable maximum open loans limitations described in this Section.

From time to time, the Company offers certain Maximum Open Loans “specials” to some of its clients. The current Maximum Open Loans “specials” are set forth on the attached Exhibit B. Subject to validly existing legal obligations, the Company may discontinue or make changes to Maximum Open Loans “specials” in its sole discretion and without notice. Please see explanations in Exhibit B to determine if the applicant is currently able to obtain “special” offers

Article V. Underwriting the Property.

Section 5.01 Non-Owner Occupied. The Company does not broker or fund loans on 1-4 unit residential property that is (or is to be) owner occupied. The Company considers the property to be “owner-occupied” if the applicant or any owner of the borrowing entity or any guarantor resides (or intends to reside) at the property, or if any person who is a close family member of an individual applicant or an owner of the borrowing entity or a guarantor resides (or intends to reside) at the property. A “close family member” shall refer to mother, father, sibling, grandmother, grandfather, son, daughter, grandson, and granddaughter.

Section 5.02 LTV for As-Is Non Rehab Loans. (This section is specific to As-Is, Non-Rehab Loans. For LTV requirements regarding Rehab/Construction Loans refer to section 5.05)

For as-is purchases, the following LTV guidelines apply:

Purchase Price	90%
Purchase Closing Costs	0%
Not to Exceed LTV	65%

*The LTV table above does not apply to Cook County, Illinois; Cuyahoga County, Ohio; Baltimore County, Maryland; or Wayne County, Michigan. In these counties, the maximum LTV is 50%.

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For loans in the amount of $40,000 or less, the maximum loan to value shall be 50% of the “as is” value as determined by Section 5.03.

In the event of a Cash-Out transaction refer to Article VIII.

In the event of Rehab/Construction Loan refer to Section 5.05

From time to time, the Company offers certain LTV “specials” to some of its clients. The current LTV “specials” are set forth on the attached Exhibit B. Subject to validly existing legal obligations, the Company may discontinue or make changes to LTV “specials” in its sole discretion and without notice. Please see explanations in Exhibit B to determine if the applicant is currently able to obtain “special” offers.

Section 5.03 Property(ies) Valuation

Appraisal - The Company requires that all applicants obtain an appraisal from a 3rd party appraiser from the approved vendor list. The Company may accept a different 3rd party appraisal of the subject property; provided, however, such appraisal must be dated within 90 days of the applicant’s loan application, and; provided, further, the Company may require a re-certification from the 3rd party appraisal company, which cost shall be paid by the applicant. The Company, in its sole and absolute discretion, may decide not to accept an appraisal that is provided by the applicant or a broker associated with the applicant. If the Company chooses to accept an appraisal that is not in the name of the Company, as part of its acceptance of that appraisal, the Company shall require that the appraisal be assigned to the Company and the appraiser execute a consent form allowing the Company to share the appraisal with potential funders.

(a)	As-Is, Non-Rehab Loan - Appraisals are ordered as an “As Is” Value appraisal. The company requires a minimum of 3 As Is comparables, of like kind and similar construction, sold within the last 6 months.
(b)	Rehab/Construction loans are ordered as an “ARV” appraisal. The ARV appraisal will include an “As Is” value to be contained in the appraiser’s notes. The ARV appraisal will also include the description of the work that must be completed to achieve the After Repaired Valuation (ARV). The company requires a minimum of 3 As-Is and 3 ARV comparables, of like kind and similar construction, sold within the last 6 months.

If an appraisal is over 90 days old (from appraisal date to Closing Date), the Company may require the applicant obtain a new appraisal, recertification, or desk review.

Other Valuation Tools – At the Company’s discretion the Company may require additional valuations to be accessed to test the reasonability of the Appraisal. If there is a question as to the reasonability of the Appraisal, a desk top review appraisal may be ordered at the expense of Company and such costs shall not be charged to the applicant. In such an instance, the value of the property for purposes of determining LTV shall be the mean average of: (i) the original Appraisal value; and, (ii) the desk top review appraisal value.

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Section 5.04 Leases & Rent Roll. If the subject property is currently being rented out at the time of the applicant’s loan application, the applicant shall produce all current leases for all tenants occupying the subject property by filling out and executing a rent roll indicating the name of the tenant(s) and the amount of monthly rent paid by each tenant.

The information set forth on the rent roll should match the corresponding information set forth within each lease. The rent roll must be signed by the applicant and shall either be on the Company’s form or a rent roll form that is acceptable to the Company.

If the Company is unable to match up bank statement deposit records with the lease amounts set forth on the rent roll (and/or the copies of leases provided by the applicants), the Company’s underwriting team may ask for additional information, including additional bank statements, to verify the flow of monthly rental payments.

To verify the accuracy of any rent roll, the Company may request a copy of any portion of the applicant or the principal owner’s tax return which indicates the real estate owned by the applicant or the principal owner.

Section 5.05 LTV for Rehab/Construction Loans. The Company may allow the applicant to access repair or collateral improvement funds as part of the loan; provided, that the total amount of all funds deployed does not exceed the maximum LTV and LTC guidelines shown in the table below. Applicants can qualify for increased LTV and LTC based on either a credit report pulled by the Company or experience documented by purchase and sale HUDs demonstrating profit earned on each sold transaction. The borrower may be approved for a higher LTV based on education level through related company, Lee Arnold System of Real Estate lending. These exceptions are listed in Exhibit B.

Purchase Price	90%
Rehab	100%
Purchase Closing Costs	0%
Not to Exceed LTV	65%

*The LTV table above does not apply to Cook County, Illinois; Cuyahoga County, Ohio; Baltimore County, Maryland; or Wayne County, Michigan. In these counties, the maximum LTV is 50%.

Contractor Bid - The Company requires all Rehab loans to include a Contractor Bid from a licensed and insured Contractor based state or local licensing requirements. Refer to Section 5.06 for details.

The company requires the applicant to escrow funds used for rehab purchases per the specific details in Section 5.06. Prior to the Company providing escrow disbursement authorization, the Company shall be provided certain documentation and information regarding the rehab or renovation work. These requirements shall be detailed in the escrow agreement which will be executed at closing and may include, but not be limited to, receipts, contractor/subcontractor bids, lien waivers, before and after pictures of work performed or to be performed, certificates of completion, and city or private inspector reports, if applicable.

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Prior to the Company providing fund disbursement for permittable work, (such as plumbing, electrical, and HVAC), the borrower must supply permits, lien waivers (if applicable) and proof of completion of the work done by a licensed and insured contractor. The disbursements for the rehab work will be approved upon the submission of these documents amongst the other previously mentioned documentation.

Section 5.06 Contractor Bids. With every loan transaction in which a portion of the loan proceeds will be used to make improvements to the property, the Company requires the applicant submit contractor bids for the improvements to be made. The contractor bids must be from a licensed, insured contractor, which may include the applicant or any of the applicant’s principals. The Company shall require the establishment of an escrow account with 110% of the rehab funds based upon the contractor bid. The draws will be released on a reimbursement basis according to a written draw schedule agreed to and signed at closing. The final 10% of the 110% escrowed rehab funds shall not be released under any circumstance until the final completion of all improvements to the property as detailed on the written draw schedule. Because the rehab loan will be based on reimbursement, the borrower must show reserves of 10% of the rehab budget.

The contractor’s bid will be evaluated by the use of multiple inspection reports. The Company may use discretion within the multiple reports to adjust the rehab funds lent on the project based on these multiple reports.

Section 5.07 Title Report. For all transactions, applicant shall be required to deliver to the Company a preliminary title report for the subject property(ies) from a Company-approved vendor list.

If the applicant is pledging additional collateral as part the loan application, applicant shall deliver to the Company a preliminary title report for all properties.

Section 5.08 Private Water Supply – Well. For any property that will be used as security for a potential transaction, if the property obtains its water supply from any source other than a municipal water utility, the applicant shall demonstrate that the property securing the loan has permanent access and rights to culinary water meeting all state, local, and federal regulatory requirements. This will require, at a minimum, that the applicant provide a certification from the local health district, other applicable local governmental agency, or licensed inspector verifying that the water source utilized for the residence meets applicable requirements. Where water is obtained from any source located off of the property, the applicant shall demonstrate that its access and ability to access and utilize the water is permanent in nature. This may include a well sharing agreement, an easement (including access for repairs and replacements of necessary infrastructure). If the Company cannot verify that the subject property has permanent legal access to a culinary water source, no loan shall be made.

Section 5.09 Private Sewage – Septic System. For any property that will be used as security for a potential transaction, if the property is served by a septic system, the applicant shall be required to submit a septic tank and system verification from a licensed installation contractor, or from the applicable local governmental agency regulating septic and sewer systems.

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Section 5.10 Private Road Access. For any property that is accessed by a private road, the Company requires that a private road access/maintenance agreement be recorded on title. The private road access/maintenance agreement must ensure continued access to the property or verification that the road cannot be closed or shut off for access to the property.

Section 5.11 Condominiums. If the subject property is a condominium, notwithstanding any other requirement contained in this Manual, the following shall apply:

•	The applicant must supply the Company with a copy of COA/HOA governing documents, including bylaws, CC&R’s, and any other document which governs the COA/HOA;
•	Governing documents must allow for non-owner-occupied units, units to be purchased and owned by entities, and a waiver of first right of refusal on the sale of a unit;
•	The COA/HOA must have and maintain general liability insurance for the entire condo project;
•	The COA/HOA master fidelity policy (if applicable); and
•	Hazard insurance on the subject unit is required.

Section 5.12 Manufactured Housing. If the subject property is a manufactured home, notwithstanding any other requirement contained in this Manual, the following shall apply:

•	The manufactured home must be at least a doublewide, no single wide will be allowed;
•	Must be a HUD Certified Home;
•	The manufactured home must only have been moved ONE TIME, from the factory to its original foundation; and
•	MFH Appraisal Report required which demonstrates to the satisfaction of the Company that:
o	The home has a remaining life span of a minimum of 15 years;
o	HUD data plate and labels are present on the home;

o          Vehicle-based title has been eliminated or will be eliminated through the loan closing (if the title will be eliminated at the loan closing, the Company shall require an engineering certification of the foundation system, and confirm that there are no noted liens on the vehicle title or UCC filings indicating a security interest has attached to the title);

o	HUD certified tie downs are present or there exists an engineered certification;
o	Axles, tires, and hitches have been removed;

o          All alterations or add-ons need Labor and Industry, local building code jurisdiction or engineering certification; and

o          There are no existing building code violations.

Section 5.13 Uninhabitable Properties (Fire, Flood, Condemned, Etc.). If the subject property is currently uninhabitable for any reason, notwithstanding any other requirement contained in this Manual, the following shall apply:

•	The applicant must supply the company with contractor bids from licensed and insured contractors for completion of entire property rehab in order to make the property habitable;

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•	The applicant must supply the Company a copy of municipality approval of rehab plans;
•	110% of contractor bid will be held in escrow and drawn down per applicable draw schedule (applicant responsible for all escrow costs, and before and after pictures prior to next release);
•	The applicant must provide the Company with an anticipated draw schedule to be reviewed and approved during the underwriting process. The final 10% of the 110% escrowed rehab funds shall not be released under any circumstance until the final completion of all improvements to the property as detailed on the written draw schedule. This schedule will be agreed to and signed at closing. (The company will require a draw schedule on all ARV loans, whether habitable or not.)

Section 5.14 Property Located within HOA. If the subject property is a residence located with an HOA, notwithstanding any other requirement contained in this Manual, the following shall apply:

•	The applicant must deliver to the Company a copy of all HOA governing documents, including bylaws, CC&R’s, and any other document which govern the HOA;
•	Copy of most recent HOA dues/fees; and
•	Governing documents must allow for non-owner-occupied units and units to be purchased and owned by entities.

Section 5.16 Seasoning of Property.

Refinance. At present the Company does not require the applicant to hold the property for a time period prior to obtaining a refinancing loan from the Company, but reserves the right to amend as needed.

Purchase. At present the Company does not have a seasoning requirement for a purchase transaction, but reserves the right to amend as needed.

Gift; Quit Claim. At present the Company does not have a seasoning requirement for a gift or quit claim transaction, but will reduce LTV to 50% for the first 24 months of ownership.

Section 5.17 Cross-Collateralized Loans. Standard guidelines apply when all properties used as security for a loan transaction are of the same loan type (e.g. all purchases or refinances). Only one (1) rehab property can be included in the cross-collateralization. The rehab property may be secured by free and clear property(ies). When a single loan transaction consists of multiple property types (e.g. some properties are purchases and some properties are refinances), the following applies:

Whether or not the borrower will be receiving cash out at the loan transaction closing (see Article IX), each property will be analyzed individually; according to the LTV guidelines of each property and transaction type, but may be funded together as one loan.

If on a particular loan transaction, the borrower needs funds for rehab (see Section 5.06) and those rehab funds will be escrowed by the Company, the Company requires that all escrowed funds for rehab only be used for rehab work on collateralized properties.

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Article VI. Individual Applicants; Community Property States; and Homestead Laws.

In the event the Company allows an individual applicant (in lieu of an entity) to be the named applicant, in community property states, as well as in some states with homestead laws, and if the applicant is married, the applicant and the applicant’s spouse must both execute the loan documents, even if not on title, to perfect the lien on the property. Currently, the following are community property states: Alaska; Arizona; California; Idaho; Louisiana; Nevada; New Mexico; Texas; Washington; and Wisconsin.

Article VII. Second Mortgage; Additional Mortgages.

In the event of a purchase transaction where the property seller is financing a portion of the purchase price with a seller carry back second mortgage and a promissory note, the Company requires that the applicant deliver a copy of the second mortgage and the promissory note during the application process. Furthermore, the Company requires that the second mortgage and the note be executed at the same closing as the first mortgage and promissory note. The Company also requires an inter-creditor form to be signed. The title commitment applicable to the loan must reflect the second or junior lien position.

In the event of a second mortgage on the subject property, the Company’s maximum LTV is either:

(a)               If an As-Is, Non-Rehab Loan: the lesser of (i) 65% of purchase price or (ii) 65% of the “as is” value as determined by Section 5.03; or,

(b)               If a Rehab/Construction Loan: 65% of the “ARV” value as determined by Section 5.03

The Company shall apply the above requirements to any junior security interest that is or will be recorded against the subject property at the time of the Company’s loan transaction closing.

Article VIII. Cash Out Policy. The Company’s cash out policy applies any time an applicant receives greater than 10% of the loan amount in cash at the closing of the loan transaction. The Company considers the applicant to have received cash out if at the loan closing, loan proceeds were used for the payment of liens, judgments, tax bills, water bills, and all other liens (excluding mortgages) appearing on a title report. Cash out on an Rehab/Construction loan, may not exceed $2000.

Section 8.01 Rehabbing of Property. All rehab funds will be deposited into an escrow account and will be accessed upon a predetermined draw schedule executed at closing. All funds will be available on a reimbursement basis. With this all applicants applying for a rehab loan must show proof of 10% reserve of rehabbed funds.

Section 8.02 Non-Rehab/Rental of Property – (Full Cash Out Transaction). When the applicant entity submits a loan application for a transaction where there is no rehab work to be done to the property and the applicant entity will receive a majority of the loan amount in cash at the closing table, the maximum loan amount shall be capped at a loan to value of 50% or $75,000, whichever is less.

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Article IX. Loan Committee. The Company’s loan committee shall be comprised of a minimum of five people, and include one member of the Company’s underwriting department, one member of the Company’s sales team, one member of the Company’s funding team, and two executive members. The Company’s loan committee may also include an additional member of the Company’s executive management team or the Servicing Manager.

Section9.01 Purpose of the Loan Committee. Any loan that falls outside of these Guidelines as described in this Manual, but, for one reason or another, may make good business sense to fund, must be approved by a majority (greater than 50%) of the Company’s loan committee; provided, however, such percentage shall be subject to the rules described below regarding the number of loan committee members present at a loan meeting. If less than a majority of the Company’s loan committee approves to move forward with a loan package, the loan package shall proceed no further. If there are less than 3 members of the loan committee present at a meeting whether in person, via phone or some other electronic means, the loan committee meeting shall be rescheduled.

If there are only 3 members of the loan committee present at a meeting whether in person, via phone or some other electronic means the vote required to approve a loan submitted to loan committee shall be 100%. If there are only 4 members of the loan committee present at a meeting whether in person, via phone or some other electronic means the vote required to approve a loan submitted to loan committee shall be 75%. An affirmative vote of the loan committee approving a loan to be moved to the funding department, must be approved by a minimum of one executive team representative, otherwise the file will be denied.

The Company’s loan committee may approve the loan application subject to certain conditions which must be satisfied prior to the loan file being submitted to the Company’s funding department.

Section 9.02 Loan Committee Meetings. The Company shall establish a regularly scheduled weekly time for a loan committee meeting and may call additional meetings if the Company’s underwriting department deems additional meetings necessary. If the Company’s underwriting department determines that the weekly meeting is unnecessary, the Company’s underwriting department may cancel the regularly scheduled loan committee meeting.

Article X. Loan Approval; Document Preparation; Loan Documents. Once a loan transaction has been approved the Company’s underwriting team, no changes to the loan amount or loan terms is permitted without the loan package being resubmitted to the Company’s underwriting team for approval of the loan package with the new terms. Once (i) a loan application has received approval from either the underwriting team or the loan committee, and (ii) the underwriting/closing team is in possession of an executed lender agreement, the underwriting/closing team shall commence drawing up the loan documents. The Company’s loan documents currently consist of the following:

1.	Promissory Note;

2.	Mortgage Assignment of Rents, Security Agreement and Fixture Financing Statement or Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement;

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3.	Borrower Agreement;

4.	Loan Purpose and Property Use Affidavit,

5.	Guaranty;

6.	Compliance Agreement;

7.	Escrow Instructions;

8.	Insurance Declaration Page;

9.	Underwriting and/or Funding Approved HUD;

10.	Community Property Affidavit (if applicable);

11.	Statement of Work (if applicable);

12.	Company Approved Draw Schedule (if applicable);

13.	Single Owner Affidavit (if applicable);

14.	Subordination Agreement (if renters occupy property);

15.	Escrow Holdback Agreement (if applicable); and

16.	UCC Financing Statement (if applicable).

Article XI. Loan Closing; Disbursement of Funds. The management of all loan closing and disbursements of funds will be done by the Company’s closing department and in such a manner as is consistent with the closing department’s processes and procedures. The disbursement will be approved upon approval of the Final HUD by the Underwriting and/or the Funding Department.

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EXHIBIT A

Loan Fee Chart Example

Loan Amount	Loan Fee
Up to $300,000	$997
$300,001 – $600,000	$1994
$600,001 - $900,000	$2,991
$900,001 - $1,200,000	$3,988
$1,200.001 - $1,500,000	$4,985
$1,500,001 - $1,800,000	$5,982
$1,800,001 - $2,100,000	$6,979
So on and so forth

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EXHIBIT B

LTV “Specials”

As of October 24, 2018

Purchasers of Master Rehabber Certification Program, Master Lien Abatement Certification Program, Regional Real Estate Clinic, One-on-One Real Estate Mentorship, or Lee’s Inner Circle:

Subject to all of the other requirements contained in this Manual, as applicable, the contents of this Manual are modified as needed for the individuals (and entities in which the enrollee owns a majority interest in) who have become certified by the Lee Arnold System of Real Estate Investing as a Master Rehabber, Master Lien Abatement Specialist, Regional Real Estate Clinic, or is a member of Lee’s Inner Circle, as follows:

We will provide 100% financing of –

•	Property purchase price;
•	Closing costs; and
•	Rehab costs

Up to 70% of the ARV of the property. The terms in Article VIII governing cash outs remain fully applicable.

*LTV pricing specials are subject to change

Purchasers of Master Rehabber Certification Program:

Subject to all of the other requirements contained in this Manual, as applicable, the contents of this Manual are modified as needed for the individuals (and entities in which the enrollee owns a majority interest in) who have become certified by the Lee Arnold System of Real Estate Investing as a Master Rehabber as follows:

The Company allows borrowers who have completed Master Rehabber, One-on-One Real Estate Mentorship, or are members of Lee’s Inner Circle to have a maximum of 4 open Rehab/Construction Loans at one time.

The Company allows borrowers who have completed Master Lien Abatement to have a maximum of 3 open Rehab/Construction Loans at one time.

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Exhibit C

Company Pricing/Underwriting

Application Fee - $197 for the first guarantor and $97 for each additional guarantor

Appraisal Fee - Amount is determined by and paid directly from borrower to 3rd party appraisal company.

Consulting Fees - $997 per $300,000 loaned (charged on the HUD at the time of closing)

Rehab Inspection Fees

✓	$200 per draw
✓	$175 per draw inspection

Loan Pricing

Company may determine final loan pricing in its sole discretion based on any reasonable factors, however, the general framework for Loan Pricing is as follows:

Credit Score or Experience*	Points	Interest
720+ or 5+ flips	2%	12%
680-719 or 3-4 flips	3%	13%
620-679 or 1-2 flips	4%	14%
619 or 0 flips	5%	15%

* In order to qualify, the transactions must have been completed within the last 24 months and applicant must provide Company with purchase and sale HUDs to demonstrate the income earned for each completed transaction.

Applicants may also have the opportunity to buy down their Points and Interest as follows:

Additional Cash to Close (% of Loan Amount)	Points	Interest
5%	-1%	-1%
10%	-2%	-2%
15%	-3%	-3%

Florida and Tennessee are exceptions – loans in these states are capped at 18% annual combined interest rate.

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Exhibit D

Judicial vs Non-Judicial Map

Judicial vs. Non-Judicial Foreclosure

WA
OR
CA
MT
ID
NV
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MS
MI
IN
KY
TN
AL
OH
GA
FL
WV
VA
NC
SC
PA
NY
VT
ME
NH
MA
RI
CT
NJ
DE
MD
AK
HI

Judicial Foreclosure

Non-Judicial Foreclosure

Source: http://www.nolo.com/legal-encyclopedia/chart-judicial-v-nonjudicial-foreclosures.html
01/2017

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